                                                                     EXHIBIT 2.1

                               PURCHASE AGREEMENT


         THIS PURCHASE AGREEMENT (the "AGREEMENT") is made and entered into as of November 17, 2004 by and among SUNAIR ELECTRONICS, INC., a Florida corporation (the "COMPANY"), and COCONUT PALM CAPITAL INVESTORS II, LTD., a Florida limited partnership (the "PURCHASER").

         1. AUTHORIZATION. The Company has authorized the issuance and sale to the Purchaser, subject to the terms and conditions of this Agreement, of up to Five Million (5,000,000) Units (as herein defined) for a purchase price per Unit of Five Dollars ($5.00). For purposes of this Agreement, the term "UNIT" means
(a) one (1) share of the Company's common stock, par value $0.10 per share (the "COMMON STOCK"), (b) warrants to purchase an additional one (1) share of Common Stock for each share of Common Stock purchased hereunder at an exercise price of $6.00 per share of Common Stock exercisable in whole or in part at any time and from time to time on or after the date of issuance of such warrants on the applicable Closing Date (as herein defined) and at or before 5:00 p.m. on the third anniversary thereof, pursuant to the terms of the warrant certificate substantially in the form of EXHIBIT A attached hereto, (c) warrants to purchase an additional one (1) share of Common Stock for each share of Common Stock purchased hereunder, at an exercise price of $7.00 per share of Common Stock exercisable in whole or in part at any time and from time to time on or after the date of issuance of such warrants on the applicable Closing Date and at or before 5:00 p.m. on the fifth anniversary thereof, pursuant to the terms of the warrant certificate substantially in the form of EXHIBIT B attached hereto.

         2. AGREEMENT TO SELL AND PURCHASE.

                  (a) On the basis of the representations and warranties contained in this Agreement, and subject to its terms and conditions, (i) on the First Closing Date (as herein defined), the Company shall issue and sell to the Purchaser, and the Purchaser shall purchase from the Company, Three Million (3,000,000) Units (the "INITIAL UNITS") for a purchase price per Unit of Five Dollars ($5.00) or an aggregate purchase price of Fifteen Million Dollars ($15,000,000) (the "FIRST CLOSING PURCHASE PRICE") and (ii) if the Purchaser shall exercise the Additional Purchase Option (as herein defined) in accordance with Section 2(b) hereof, then on the Second Closing Date (as herein defined), the Company shall issue and sell to the Purchaser, and the Purchaser shall purchase from the Company, Two Million (2,000,000) Units (the "ADDITIONAL UNITS") (or such fewer number of Additional Units as the Purchaser in its sole discretion shall elect pursuant to Section 2(b) below), for a purchase price per Unit of Five Dollars ($5.00) or up to an aggregate purchase price of Ten Million Dollars ($10,000,000) if all Two Million Units are purchased (the "SECOND CLOSING PURCHASE PRICE"). The aggregate amount of the First Closing Purchase Price and the Second Closing Purchase Price paid by the Purchaser pursuant to this Agreement is hereinafter referred to as the "PURCHASE PRICE."

                  (b) The Purchaser shall have the right, but not the obligation, to purchase some or all (at the Purchaser's option) of the Additional Units on the terms set forth herein (the "ADDITIONAL PURCHASE OPTION"). The Purchaser may exercise the Additional Purchase Option only one time by delivering written notice of exercise to the Company at any time after the date hereof until five (5) days prior to the First Closing Date (the "ADDITIONAL PURCHASE EXERCISE NOTICE"). The Additional Purchase Exercise Notice shall set forth the number of Additional Shares (as herein defined) and Additional Warrants (as herein defined) that the Purchaser desires to purchase. The parties agree that the closing of the Additional Purchase Option shall be simultaneous with the First Closing Date, however, if, despite their best efforts, the parties are unable to close the Additional Purchase Option at such time, then the parties shall mutually agree on a closing date (not later than seven (7) business days after the First Closing Date) on which to consummate the purchase and sale (if necessary, the "SECOND CLOSING DATE"). Upon the Purchaser's exercise of the Additional Purchase Option, the Company shall be obligated to issue and sell to the Purchaser that number of Additional Units that the Purchaser desires to purchase as set forth in the Additional Purchase Exercise Notice delivered to the Company, at the purchase price per Unit of Five Dollars ($5.00), up to the maximum number of Additional Units.

                  (c) The aggregate shares of Common Stock comprising the Units issuable hereunder are hereinafter collectively referred to as the "SHARES," and the Shares purchased by the Purchaser pursuant to this Agreement are hereinafter collectively referred to as the "PURCHASED SHARES." The aggregate warrants to purchase shares of Common Stock comprising a portion of the Units issuable hereunder are hereinafter collectively referred to as the "WARRANTS," and the Warrants purchased by the Purchaser pursuant to this Agreement are hereinafter collectively referred to as the "PURCHASED WARRANTS." The shares of Common Stock issuable upon exercise of or otherwise pursuant to the Warrants are hereinafter collectively referred to as the "WARRANT SHARES," and the shares of Common Stock issuable upon exercise of or otherwise pursuant to the Purchased Warrants are hereinafter collectively referred to as the "PURCHASED WARRANT SHARES." The Shares, the Warrants and the Warrant Shares are sometimes hereinafter collectively referred to as the "SECURITIES," and the Purchased Shares, the Purchased Warrants and the Purchased Warrant Shares are sometimes hereinafter collectively referred to as the "PURCHASED SECURITIES." The Shares and Warrants constituting the Additional Units are referred to herein as the "ADDITIONAL SHARES" and the "ADDITIONAL WARRANTS."

                  (d) The Purchaser shall provide to the Company on or prior to Closing a form of Schedule 13D to be filed with the Securities and Exchange Commission (the "SEC") due to Purchaser's beneficial ownership subsequent to the First Closing of more than five percent (5%) of the outstanding Common Stock of the Company.

         3. PAYMENT AND DELIVERY; TERMINATION.

                  (a) Payment for the Initial Units shall be made to the Company by the Purchaser by wire transfer in immediately available funds in accordance with wire instructions provided by the Company against delivery of the Initial Units and all other documents and items required to be delivered hereunder by the Company to the Purchaser at the First Closing (such payment and delivery hereinafter referred to as the "FIRST CLOSING") at 10:00 a.m., Miami time, on the date that is between two (2) and five (5) days following the date that all of the conditions precedent set forth in Section 4 and Section 5 have been satisfied or waived by the party to whom such performance is owed, at the offices of Akerman Senterfitt, One Southeast Third Avenue, 28th Floor, Miami, Florida ("AKERMAN SENTERFITT"), or at such other time on the same or such other date and at such other location, as shall be agreed by the Company and the Purchaser, subject to the terms and conditions of this Agreement. The time and date of the First Closing are hereinafter referred to as the "FIRST CLOSING DATE."

                  (b) Payment for the Additional Units to be purchased by the Purchaser hereunder shall be made to the Company by the Purchaser by wire transfer in immediately available funds in accordance with wire instructions provided by the Company against delivery of such Additional Units and any other documents or items required hereunder to be delivered by the Company to the Purchaser at the Second Closing (such payment and delivery hereinafter referred to as the "SECOND CLOSING") on the date and at the time agreed to by the Company and the Purchaser after receipt by the Company of the Additional Purchase Exercise Notice, which Second Closing shall occur on the First Closing Date, unless the parties, despite their best efforts, are unable to close on such date, in which case the Second Closing shall occur on a mutually determined date not later than seven (7) business days after the First Closing Date, subject to the terms and conditions of this Agreement. The Second Closing shall occur at the offices of Akerman Senterfitt or such other location as shall be agreed by the Company and the Purchaser.

                  (c) For purposes of this Agreement, the term "CLOSING" or the phrase "APPLICABLE CLOSING" shall refer to and mean the First Closing or the Second Closing, as the context shall reasonably require, and the term "CLOSING DATE" or the phrase "APPLICABLE CLOSING DATE" shall refer to and mean the First Closing Date or the Second Closing Date, as the context shall reasonably require.

                  (d) Certificates evidencing the Purchased Shares and the Purchased Warrants purchased by the Purchaser hereunder shall be registered in the name of the Purchaser. The certificates evidencing the Purchased Shares and the Purchased Warrants purchased by the Purchaser hereunder shall be authorized for issuance by the Company by written authorization to its transfer agent on the applicable Closing Date, with any transfer taxes payable in connection with the transfer of such Purchased Shares and the Purchased Warrants to the Purchaser duly paid, against payment of the Purchase Price therefor.

                  (e) This Agreement and the transactions contemplated hereby may be terminated by the Purchaser and the Company at any time prior to the First Closing Date by mutual consent of the parties, or by either of the Purchaser or the Company if the First Closing shall not have occurred by June 1, 2005.

         4. CONDITIONS TO THE COMPANY'S OBLIGATIONS. The Company's obligations to issue the Units to the Purchaser and consummate the transactions contemplated by this Agreement on the applicable Closing Date are subject to satisfaction of the following conditions:

                  (a) The Company shall have received on the applicable Closing Date immediately available funds in the amount of the Purchase Price for the Units to be issued and delivered on such Closing Date;

                  (b) All representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects (if not qualified by materiality) or in all respects (if qualified by materiality) at and as of the applicable Closing with the same effect as though such representations and warranties were made at and as of such Closing;

                  (c) The Purchaser shall have performed and complied in all material respects with all the covenants and agreements required by this Agreement to be performed or complied with by the Purchaser hereunder at or prior to the applicable Closing;

                  (d) The Company shall have received from the Purchaser on the applicable Closing Date a certificate, dated as of the applicable Closing Date and signed by an executive officer of the Purchaser, to the effect that the representations and warranties of the Purchaser contained in this Agreement are true and correct in all material respects (if not qualified by materiality) or in all respects (if qualified by materiality) at and as of the applicable Closing with the same effect as though such representations and warranties were made at and as of such Closing and that the Purchaser has performed and complied in all material respects with all of the covenants and agreements required by this Agreement to be performed or complied with by the Purchaser hereunder at or prior to the applicable Closing;

                  (e) All material governmental and/or regulatory consents, approvals, orders or authorizations necessary for the consummation of the transactions contemplated hereby shall have been obtained, all material governmental and/or regulatory filings and notices necessary for the consummation of the transactions contemplated hereby shall have been made or given, as the case may be, and all material third-party consents necessary for the consummation of the transactions contemplated hereby shall have been obtained;

                  (f) The Purchaser shall have delivered or caused to be delivered to the Company at the applicable Closing an opinion of counsel for the Purchaser, dated the applicable Closing Date, to the effect set forth in EXHIBIT C ("PURCHASER'S OPINION OF COUNSEL");

                  (g) The shareholders of the Company shall have (i) approved the issuance to the Purchaser of the Units and any other terms of this Agreement if and as required by applicable law, (ii) approved expanding the Company's Board of Directors from 5 to 7 members and (iii) approved the amendments to the Company's Articles of Incorporation as set forth in the Articles of Amendment attached hereto as EXHIBIT D ;

                  (h) All material documents, instruments and other items required by this Agreement to be delivered by the Purchaser to the Company at or prior to the applicable Closing shall have been delivered to the Company at or prior to the applicable Closing.

                  (i) Between the date hereof and the applicable Closing Date, there shall not have occurred any material adverse event affecting the Purchaser.

                  (j) the absence of a withdrawal of the approval of the transaction by the Company's Board of Directors where such withdrawal resulted from the board's determination that its fiduciary duties required such withdrawal pursuant to Section 8(n) below.

                  (k) the Company shall have entered into definitive employment agreements with the designated management team under the terms and conditions acceptable to Company on date of the First Closing Date and performance by any of the designated management team has not been prohibited or enjoined by a judicial or administrative order or other agreement enforcing any non-competition, non-solicitation or other restrictive covenant or agreement to which any such member of the designated management team is a party.

                  (l) the Company shall have received Executed Employment Agreements from James Laurent and Synnott Durham in a form acceptable to both the Company and the Purchaser on or before the First Closing Date.

         5. CONDITIONS TO THE PURCHASER'S OBLIGATIONS. The obligations of the Purchaser to purchase and pay for the Units and consummate the transactions contemplated by this Agreement on the applicable Closing Date are subject to the following conditions:

                  (a) All representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects (if not qualified by materiality) or in all respects (if qualified by materiality) at and as of the applicable Closing with the same effect as though such representations and warranties were made at and as of such Closing;

                  (b) The Company shall have performed and complied in all material respects with all the covenants and agreements required by this Agreement to be performed or complied with by the Company hereunder at or prior to the applicable Closing;

                  (c) The Purchaser shall have received from the Company on the applicable Closing Date a certificate, dated as of the applicable Closing Date and signed by an executive officer of the Company, to the effect that the representations and warranties of the Company contained in this Agreement are true and correct in all material respects (if not qualified by materiality) or in all respects (if qualified by materiality) at and as of the applicable Closing with the same effect as though such representations and warranties were made at and as of such Closing and that the Company has performed and complied in all material respects with all of the covenants and agreements required by this Agreement to be performed or complied with by the Company hereunder at or prior to the applicable Closing;

                  (d) All material governmental and/or regulatory consents, approvals, orders or authorizations necessary for the consummation of the transactions contemplated hereby shall have been obtained, all material governmental and/or regulatory filings and notices necessary for the consummation of the transactions contemplated hereby shall have been made or given, as the case may be, and all material third-party consents necessary for the consummation of the transactions contemplated hereby shall have been obtained;

                  (e) The Company shall have authorized for issuance by written authorization to its transfer agent at the applicable Closing duly executed certificates representing the Purchased Shares to be delivered at such Closing registered in the name of the Purchaser;

                  (f) The Company shall have executed and delivered to the Purchaser at the applicable Closing warrant certificates for the Purchased Warrants to be delivered at such Closing in the respective forms set forth in Exhibits A and B hereto registered in the name of the Purchaser;

                  (g) The Company shall have delivered or caused to be delivered to the Purchaser at the time of execution of this Agreement the Voting Agreement in the form attached hereto as EXHIBIT E (the "VOTING AGREEMENT") duly executed by Michael Herman;

                  (h) The Company shall have delivered or caused to be delivered to the Purchaser at the First Closing an opinion of counsel for the Company, dated the applicable Closing Date, to the effect set forth in EXHIBIT F ("COMPANY'S OPINION OF COUNSEL");

                  (i) The shareholders of the Company shall have approved the purchase by the Purchaser of the Units and any other terms of this Agreement, if and as required by applicable law. The shareholders of the Company and shall have also approved expanding the Company's Board of Directors from five (5) to seven (7) directors; and the Company's Board of Directors shall have appointed Richard C. Rochon and Mario B. Ferrari and two additional designees by the Purchaser to the Company's Board of Directors and appropriate documentation of such approval shall have been presented to Purchaser's counsel;

                  (j) All actions required to be taken by the Company under
Section 607.0902 of the Florida Business Corporation Act necessary to cause the acquisition by the Purchaser of the Securities pursuant to this Agreement to not constitute a "control-share acquisition" as defined therein shall have been taken and appropriate documentation of such approval shall have been presented to Purchaser's counsel;

                  (k) The Company shall have provided to the Purchaser a true and correct copy, certified by the Company's secretary, of the resolutions of the Company's Board of Directors approving this Agreement and the transactions contemplated hereby; and the Company's shareholders shall have approved, and the Company shall have caused to be filed and effective with the Florida Secretary of State, the amendments to the Company's Articles of Incorporation set forth on EXHIBIT D attached hereto;

                  (l) Between the date hereof and the applicable Closing Date,
(i) there shall not have occurred any material adverse event affecting the Company or any of its subsidiaries or any of their respective businesses, operations, financial conditions, assets or liabilities (contingent or otherwise) and (ii) the Company shall not have restated or announced its intention to restate any portion of its financial statements as included in any filing with the SEC or in any press release or other form of media;

                  (m) All material documents, instruments and other items required by this Agreement to be delivered by the Company to the Purchaser at or prior to the applicable Closing shall have been delivered to the Purchaser at or prior to the applicable Closing.

                  (n) The Company shall have entered into definitive employment agreements with the designated management team under the terms and conditions acceptable to the Purchaser on the date of the First Closing Date and performance by any of the designated management team has not been prohibited or enjoined by a judicial or administrative order or other agreement enforcing any non-competition, non-solicitation or other restrictive covenant or agreement to which any such member of the designated management team is a party.

                  (o) The Company shall make any public announcement regarding the Purchaser's involvement, the designated management team, or the capital raise, subject to the Purchaser's discretion, except that the Company may make such disclosures which it believes in good faith to be required by law or by the terms of any listing agreement with or the requirements of a securities exchange.

                  (p) The Purchaser shall have received Executed Employment Agreements from James Laurent and Synnott Durham in a form acceptable to both the Purchaser and the Company on or before the Closing Date.

         6. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY. The Company represents and warrants to, and covenants with, the Purchaser that:

                  (a) The Company has on a timely basis filed all forms, reports and documents required to be filed by it with the SEC since October 1, 2001. Except to the extent available on the SEC's web site through the Electronic Data Gathering, Analysis and Retrieval System ("EDGAR") two (2) days prior to the date of this Agreement, SCHEDULE 6(A) lists, or the Company has delivered to the Purchaser copies in the form filed with the SEC of, (i) the Company's Annual Reports on Form 10-KSB for each fiscal year of the Company beginning since October 1, 2001, (ii) the Company's Quarterly Reports on Form 10-QSB for each of the first three fiscal quarters in each of the fiscal years of the Company referred to in clause (i) above, (iii) all proxy statements relating to the Company's meetings of shareholders (whether annual or special) held, and all information statements relating to shareholder consents since the beginning of the first fiscal year referred to in clause (i) above, (iv) all certifications and statements required by (x) the SEC's Order dated June 27, 2002 pursuant to
Section 21(a)(1) of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT") (File No. 4-460), (y) Rule 13a-14 or 15d-14 under the Exchange Act or (z) 18 U.S.C. ss.1350 (Section 906 of the Sarbanes-Oxley Act of 2002 ("SOX")) with respect to any report referred to in clause (i), (ii) or (iii) above, (v) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to the Purchaser pursuant to this Section 6(a)) filed by the Company with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements and other documents referred to in clauses (i), (ii), (iii), (iv) and (v) above are, collectively, referred to as the "COMPANY SEC DOCUMENTS"), and (vi) all comment letters received by the Company from the Staff of the SEC since October 1, 2001 and all responses to such comment letters by or on behalf of the Company. To the date of the Second Closing Date, the Company SEC Documents (x) were or will be prepared, in all material respects, in accordance with the requirements of the Securities Act of 1933, as amended (the "SECURITIES ACT"), and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not at the time they were filed with the SEC, or will not at the time they are filed with the SEC, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No subsidiary of the Company is or has been required to file any form, report, registration statement or other document with the SEC. The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act; and such controls and procedures are effective to provide reasonable assurance that all material information concerning the

Company and its subsidiaries is made known on a timely basis to the individuals responsible for the preparation of the Company's filings with the SEC and other public disclosure documents. Except as set forth on SCHEDULE 6(A), to the Company's knowledge, except as otherwise disclosed in the Company SEC Documents, each director and executive officer of the Company has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations thereunder since October 1, 2001. As used in this
Section 6(a), the term "FILE" shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

                  (b) Except as otherwise disclosed in the Company SEC Documents, the financial statements of the Company and its subsidiaries included in the Company SEC Documents (including the related notes) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto (including, without limitation, Regulation S-X), have been prepared in accordance with generally accepted accounting principles in the United States ("GAAP") (except, in the case of unaudited statements, to the extent permitted by Regulation S-X for Quarterly Reports on Form 10-QSB) applied on a consistent basis during the periods and at the dates involved (except as may be indicated in the notes thereto) and fairly present, in all material respects, the consolidated financial condition of the Company and its subsidiaries at the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to notes or the absence thereof and normal year-end audit adjustments that were not, or with respect to any such financial statements contained in any Company SEC Documents to be filed subsequent to the date hereof are not reasonably expected to be, material in amount or effect). Except (A) as reflected in the Company's audited balance sheet at September 30, 2003 or liabilities described in any notes thereto (or liabilities for which neither accrual nor footnote disclosure is required pursuant to GAAP), (B) for liabilities incurred in the ordinary course of business since September 30, 2003 consistent with past practice or in connection with this Agreement or the transactions contemplated hereby, (C) otherwise disclosed in the Company SEC Documents, or (D) otherwise set forth in SCHEDULE 6(B) hereto, to the knowledge of the Company, neither the Company nor any of its subsidiaries has any material liabilities or obligations of any nature. The Company has been in compliance with all rules and regulations promulgated in response to SOX with respect to non-audit services performed by BSS & S, certified public accountants since the date of the enactment of such rules and regulations.

                  (c) The Company (i) has been duly incorporated and is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation, (ii) has the corporate power and authority to own, lease, use and operate its properties and to conduct its business as currently conducted and as described in the Company SEC Documents and (iii) is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership, leasing, use or operation of its property requires such qualification, except in connection with the representation in clause (iii) where the failure to be so qualified as a foreign corporation would not have a material adverse effect on the Securities, the assets, liabilities, business, properties, operations, financial condition or results of operations of the Company and/or its subsidiaries, the transactions contemplated hereby or by the agreements or instruments to be entered into in connection herewith or the authority or the ability of the Company to perform its obligations under this Agreement, the Warrants or the other agreements or instruments to be entered into in connection herewith (a "MATERIAL ADVERSE EFFECT").

                  (d) Except as set forth in SCHEDULE 6(D), the Company SEC Documents set forth the name of each subsidiary of the Company or other entity in which the Company owns, directly or indirectly, any equity or debt interest or any form of proprietary interest, or any obligation, right or option to acquire any such interest, and the jurisdiction of its formation. Each subsidiary of the Company has been duly incorporated, is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation, has the corporate power and authority to own, lease, use and operate its properties and to conduct its business as currently conducted and described in the Company SEC Documents and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership, leasing, use or operation of property requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect. Except as set forth in SCHEDULE 6(D), all of the issued shares of capital stock of each subsidiary of the Company have been duly and validly authorized and issued, are fully paid and non-assessable and are owned directly by the Company, free and clear of all liens, encumbrances, equities or claims.

                  (e) Each of this Agreement, the Warrants, and the other agreements and documents executed and/or delivered by the Company in connection herewith has been duly authorized, executed and delivered by, and is a valid and binding agreement of, the Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting creditors' rights generally and general principles of equity. The Company has all requisite corporate power and authority to enter into and perform this Agreement, the Warrants, and the other agreements and documents executed and/or delivered by the Company in connection herewith and to consummate the transactions contemplated hereby and thereby and to issue the Securities, in accordance with the terms hereof and thereof.

                  (f) The authorized capital stock of each of the Company and its subsidiaries conforms as to legal matters to the description thereof contained in the Company SEC Documents. As of the date of this Agreement, the authorized capital stock of the Company consists only of 2,000,000 shares of Preferred Stock of which no shares are issued and outstanding, 25,000,000 shares of Common Stock of which 4,006,620 shares are issued and outstanding, 145,950 shares are reserved for issuance pursuant to the Company's stock option plans, and no shares are reserved for issuance pursuant to securities (other than the Warrants) exercisable for, or convertible into or exchangeable for shares of Common Stock. All outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable. No shares of capital stock of the Company or any of its subsidiaries are subject to preemptive rights or any other similar rights of the shareholders of the Company or any of its subsidiaries or any liens or encumbrances imposed through the actions or failure to act of the Company or any of its subsidiaries. Except as disclosed in
SCHEDULE 6(F) hereto, (i) there are no outstanding options, warrants, scrip, rights to subscribe for, puts, calls, rights of first refusal, agreements, understandings, claims or other commitments or rights of any character whatsoever that have been granted by the Company relating to, or securities or rights convertible into or exchangeable for any shares of capital stock of the

Company or any of its subsidiaries, or arrangements by which the Company or any of its subsidiaries is or may become bound to issue additional shares of capital stock of the Company or any of its subsidiaries, (ii) there are no agreements or arrangements under which the Company or any of its subsidiaries is obligated to register the sale of any of its or their securities under the Securities Act (except as provided in Section 9 hereof) and (iii) there are no anti-dilution or price adjustment provisions contained in any security issued by the Company (or in any agreement providing rights to security holders) that will be triggered by the issuance of the Securities.

                  (g) The Shares and the Warrants have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable, and free from all taxes, liens, claims and encumbrances with respect to the issue thereof and will not be subject to any preemptive or similar rights, except as provided for in this Agreement. The Warrant Shares are duly authorized and reserved for issuance, and, when issued upon exercise of or otherwise pursuant to the Warrants in accordance with the terms thereof, will be, except with respect to the "broker-assisted exercises" provided for in the Warrant during the time period between exercise of the Warrants and payment by the broker of the exercise price to the Company (the "BROKER ASSISTED EXERCISE EXCEPTION") which Warrant Shares upon payment to the Company of the exercise price in full will be, validly issued, fully paid and non-assessable, and free from all taxes, liens, claims and encumbrances with respect to the issue thereof and will not be subject to any preemptive rights or other similar rights, except as provided for in this Agreement.

                  (h) Except as set forth in SCHEDULE 6(H) attached hereto and except for the Broker Assisted Exercise Exception, the execution, delivery and performance of this Agreement and the Warrants by the Company and the consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, the issuance of the Shares and the Warrants and the issuance and reservation for issuance of the Warrant Shares) will not (i) conflict with or result in a violation of any provision of the Articles of Incorporation or By-laws of the Company or (ii) violate or conflict with, or result in a breach of any provision of, or constitute a default (or an event which with notice or lapse of time or both could become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture, patent, patent license or instrument to which the Company or any of its subsidiaries is a party, except for such violations, conflicts, breaches or defaults under agreements, licenses and instruments which would not cause a Material Adverse Effect or (iii) to the knowledge of the Company, result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations and regulations of any self-regulatory organizations to which the Company or any of its subsidiaries or their securities are subject) applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries is bound or affected, except for those violations of law which would not cause a Material Adverse Effect. Neither the Company nor any of its subsidiaries is in violation of its Articles of Incorporation, By-laws or other organizational documents and, to the knowledge of the Company, neither the Company nor any of its subsidiaries is in default

(and no event has occurred which with notice or lapse of time or both could put the Company or any of its subsidiaries in default) under, and neither the Company nor any of its subsidiaries has taken any action or failed to take any action that would give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of its subsidiaries is a party or by which any property or assets of the Company or any of its subsidiaries is bound or affected, except for such violations, conflicts, breaches or defaults under agreements, licenses and instruments which would not cause a Material Adverse Effect. To the knowledge of the Company, the businesses of the Company and its subsidiaries are not being conducted in violation of any law, ordinance or regulation of any governmental entity, except to the extent that the failure to so conduct such businesses does not and will not have a Material Adverse Effect. Except as specifically contemplated by this Agreement and as required under the Securities Act and any applicable state securities laws and by the rules and regulations of the American Stock Exchange National Market ("AMERICAN STOCK EXCHANGE"), to the knowledge of the Company, the Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court, governmental agency, regulatory agency, or self regulatory organization or stock market or third party in order for it to execute, deliver or perform any of its obligations under this Agreement, or the Warrants in accordance with the terms hereof or thereof or to issue and sell the Securities in accordance with the terms hereof, except for those consents the failure of which to obtain would not have a Material Adverse Effect. All consents, authorizations, orders, filings and registrations which the Company is required to obtain pursuant to the preceding sentence have been obtained or effected or will be obtained or effected on or prior to the First Closing Date and will be in full force and effect as of the Second Closing Date. To the knowledge of the Company, the Company is not in violation of the listing requirements of the American Stock Exchange applicable to continued listings.

                  (i) Except as set forth on SCHEDULE 6(I) attached hereto, there has not occurred any material adverse change, or any development involving a prospective material adverse change, in the condition, financial or otherwise, or in the earnings, business or operations of the Company and/or any of its subsidiaries, taken as a whole, since June 30, 2004.

                  (j) Except as set forth on SCHEDULE 6(J), there are no legal or governmental proceedings pending or, to the knowledge of the Company, threatened, to which the Company or any of its subsidiaries is a party or to which any of the properties of the Company or any of its subsidiaries is subject other than proceedings accurately described in the Company SEC Documents or set forth on SCHEDULE 6(J).

                  (k) Except as set forth in SCHEDULE 6(K) attached hereto or the Company SEC Documents, and except where such has not had and could not reasonably be expected to have a Material Adverse Effect, on the Company or, any of its subsidiaries to the knowledge of the Company, the Company and each of its subsidiaries (i) have obtained all applicable permits, licenses and other authorizations, including the Company Permits (as herein defined), which are required to be obtained under all applicable federal, state or local laws or any applicable regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder relating to pollution or protection of the environment ("ENVIRONMENTAL LAWS"), including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants or hazardous or toxic material or wastes, including petroleum, into ambient air, surface water, ground water or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or hazardous or toxic materials or wastes, including petroleum, by the Company or any of its subsidiaries (or their respective agents); (ii) are in compliance with all Environmental Laws and all terms and conditions of such required permits, licenses and authorizations, and also are in compliance with all other applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in applicable

Environmental Laws; (iii) as of the date hereof, are not aware of nor have received notice of any uncured past or present violations of Environmental Laws or any event, condition, circumstance, activity, practice, incident, action or plan which is reasonably likely to interfere with or prevent continued compliance with Environmental Laws or which could give rise to any material capital expenditure or common law or statutory liability, or otherwise form the basis of any claim, action, suit or proceeding against the Company or any of its subsidiaries under any Environmental Law or otherwise based on or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling, emission, discharge or release into the environment of any pollutant, contaminant, or hazardous or toxic material or waste, including petroleum; (iv) have taken all actions necessary under applicable Environmental Laws to register any products or materials required to be registered by the Company or any of its subsidiaries (or any of their respective agents) thereunder and (v) none of the Company nor any of its subsidiaries has entered into any agreement to undertake or pay for any response action of any kind or nature or to pay any damages (including punitive damages), costs, fines or penalties associated with any release or threatened release of any pollutant, contaminant or hazardous or toxic material or waste, including petroleum, at any location.

                  (l) The Company and its subsidiaries own or possess all patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks and trade names currently employed by them in connection with the business now operated by them, and neither the Company nor any of its subsidiaries has received any notice of infringement of or conflict with asserted rights of others with respect to any of the foregoing.

                  (m) To the knowledge of the Company, the Company is not, and after giving effect to the offering and sale of the Securities and the application of the proceeds thereof will not be, required to register as an "INVESTMENT COMPANY" as such term is defined in the Investment Company Act of 1940, as amended.

                  (n) Except as set forth on SCHEDULE 6(N), neither the Company nor any affiliate (as defined in Rule 501(b) of Regulation D under the Securities Act, an "AFFILIATE") of the Company has, directly, or through any agent, (i) sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act) which is or will be integrated with the offer or sale of the Securities in a manner that would require the registration under the Securities Act of the Securities or (ii) offered, solicited offers to buy or sold the Securities by any form of general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act; and neither the Company nor any Affiliate of the Company will engage in any of the actions described in clauses (i) and (ii) of this paragraph.

                  (o) Subject to the accuracy of the Purchaser's representations herein, and upon the advice of the Company's legal counsel, to the knowledge of the Company, it is not necessary in connection with the offer, sale and delivery of the Securities to the Purchaser in the manner contemplated by this Agreement to register the Securities under the Securities Act.

                  (p) The Company shall comply with all requirements of the American Stock Exchange with respect to the issuance of the Purchased Securities and the listing of the Purchased Shares or the Purchased Warrant Shares and any securities issued as a dividend thereon or in replacement thereof or otherwise with respect thereto (collectively, the "COMMON SHARES") on the American Stock Exchange.

                  (q) The Company has not taken and will not, in violation of applicable law, take any action designed to or that might reasonably be expected to cause or result in stabilization or manipulation of the price of the Common Stock.

                  (r) The Company is eligible to file with the SEC a registration statement on Form S-3 for purposes of registering the resale of the Common Shares.

                  (s) Except as set forth in Section 9 hereof, no shareholder of the Company has any right (which has not been waived) to require the Company to register the sale of any shares owned by such shareholder under the Securities Act in the Registration Statement (as defined in Section 9(a)) to be filed by the Company on behalf of the Purchaser.

                  (t) Except in respect of any pest control business identified by the Purchaser in accordance with Section 8(b) hereof, the Company is not in discussions and has not reached any understanding, whether or not in writing, regarding potential terms with respect to any transaction that would constitute a business combination under Regulation S-X 11-01(a), where the business to be acquired would constitute a significant subsidiary as defined in Rule 1-02(w) at the 10% level.

                  (u) Except as otherwise disclosed in the Company SEC Documents, the Company and each of its subsidiaries has made or filed, or properly filed for an extension with respect to, all federal, state and foreign income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject (unless and only to the extent that the Company and each of its subsidiaries has set aside on its books provisions reasonably adequate for the payment of all unpaid and unreported taxes) and has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and has set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. Except as otherwise disclosed in the Company SEC Documents or on SCHEDULE 6(U), there are no unpaid taxes in any material amount claimed to be due to the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim. Except as otherwise disclosed in the Company SEC Documents, neither the Company nor any of its subsidiaries has executed a waiver with respect to the statute of limitations relating to the assessment or collection of any foreign, federal, state or local tax.

                  (v) Except as otherwise disclosed in the Company SEC Documents, except for arm's length transactions pursuant to which the Company or any of its subsidiaries makes payments in the ordinary course of business upon terms no less favorable than the Company or any of its subsidiaries could obtain from third parties, each of which is set forth in the Company SEC Documents, other than the grant of stock options and warrants disclosed on SCHEDULE 6(F) and other than the employment agreements and retirement agreements disclosed on
SCHEDULE 6(F), none of the officers, directors, or employees of the Company or any of its subsidiaries is presently a party to any transaction with the Company or any of its subsidiaries (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any corporation, partnership, trust or other entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

                  (w) All information relating to or concerning the Company or any of its subsidiaries set forth in this Agreement is true and correct in all material respects as of the date hereof and the Company has not omitted to state any material fact necessary in order to make the statements made herein or therein, in light of the circumstances under which they were made, not misleading.

                  (x) The Company acknowledges that the Purchaser is acting solely in its capacity of arm's length purchaser with respect to this Agreement and the transactions contemplated hereby. The Company further represents to the Purchaser that the Company's decision to enter into this Agreement has been based solely on the independent evaluation by the Company and its representatives.

                  (y) The Company and each of its subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to carry on its business as it is now being conducted (collectively, the "COMPANY PERMITS"), except where the failure to so possess such Company Permits would not have a Material Adverse Effect, and there is no action pending or, to the knowledge of the Company, threatened regarding suspension or cancellation of any of the Company Permits. Neither the Company nor any of its subsidiaries is in conflict with, or in default or violation of, any of the Company Permits, except for such conflicts, defaults or violations which would not have a Material Adverse Effect.

                  (z) To the knowledge of the Company, and except as set forth on SCHEDULE 6(Z), each of the Company and its subsidiaries has good and marketable title in fee simple to all real property owned by it, free and clear of all liens, encumbrances and defects except (i) liens for real estate taxes not yet due and payable and (ii) recorded easements, covenants, and other restrictions of record which do not impair the current use, occupancy or value of the property subject thereto. Any real property and facilities held under lease by the Company and/or its subsidiaries are held by them under valid, subsisting and enforceable leases.

                  (aa) The Company and its subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company believes to be prudent and customary in the businesses in which the Company and its subsidiaries are engaged. Neither the Company nor any such subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a comparable cost.

                  (bb) Except as set forth in SCHEDULE 6(BB) hereof, neither the Company nor any of its subsidiaries, nor, to the knowledge of the Company, any director, officer, agent, employee or other person acting on behalf of the Company or any of its subsidiaries has, in the course of his actions for, or on behalf of, the Company or any of its subsidiaries, used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977; or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

                  (cc) The Company (both before and after giving effect to the transactions contemplated by this Agreement) and, except as set forth in
SCHEDULE 6(CC), each of its subsidiaries is solvent (I.E., its assets have a fair market value in excess of the amount required to pay its probable liabilities on its existing debts as they become absolute and matured) and currently the Company has no information that would lead it to reasonably conclude that the Company or, except as set forth in SCHEDULE 6(CC), any of its subsidiaries would not have the ability to, nor does it intend to take any action that would impair its ability to, pay its debts from time to time incurred in connection therewith as such debts mature. The Company did not receive a qualified opinion from its auditors with respect to its most recent fiscal year end.

                  (dd) Except as disclosed on SCHEDULE 6(DD), the Company has not, since the enactment of SOX, extended credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company. The Company SEC Documents identify any loan or extension of credit maintained by the Company to which the second sentence of Section 13(k) (1) of the Exchange Act applies. Each of the Company, its directors and its senior financial officers has consulted with the Company's independent auditors and with the Company's outside counsel with respect to, and (to the extent applicable to the Company) is familiar in all material respects with all of the requirements of, SOX. The Company is in compliance with the provisions of SOX applicable to it as of the date hereof and has implemented such programs and has taken reasonable steps, upon the advice of the Company's independent auditors and outside counsel, respectively, to ensure the Company's future compliance (not later than the relevant statutory and regulatory deadlines therefor) with all provisions of SOX which shall become applicable to the Company after the date hereof.

                  (ee) Except as disclosed on SCHEDULE 6(EE), no duties, liabilities or obligations of the Company, vest, accelerate or become due and owing as a result of the Company's concluding the transactions contemplated by this Agreement including, without limitation, loan payments to affiliates, salary continuation payments, employment benefits, or any other Company duties, liabilities or obligations whether owed to shareholders, employees, affiliates or unrelated third parties.

        7. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PURCHASER.

        The Purchaser represents and warrants to, and covenants with, the Company as follows:

                  (a) The Purchaser is an "accredited investor" as that term is defined in Rule 501(a) of Regulation D under the Securities Act.

                  (b) The Purchaser and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Purchased Shares and the Purchased Warrants which have been requested by them. The Purchaser is acquiring the Purchased Shares and the Purchased Warrants for its own account for investment only and with no present intention of distributing any of the Purchased Shares and the Purchased Warrants or any arrangement or understanding with any other persons regarding the distribution of the Purchased Shares and the Purchased Warrants, other than as contemplated in Section 9 of this Agreement or pursuant to sales registered or exempted from registration under the Securities Act; PROVIDED, HOWEVER, that by making the representations herein, the Purchaser does not agree to hold any of the Purchased Securities for any minimum or other specific term and reserves the right to dispose of the Purchased Securities at any time in accordance with applicable law and the provisions of this Agreement.

                  (c) The Purchaser will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit offers to buy, purchase or otherwise acquire or take a pledge of) any of the Purchased Securities, except in compliance with the Securities Act and the applicable rules and regulations of the SEC thereunder. Notwithstanding the foregoing or anything else contained herein to the contrary, nothing herein shall restrict the Securities from being pledged as collateral in connection with a BONA FIDE margin account or other lending arrangement provided such pledge is effected in compliance with applicable law.

                  (d) The Purchaser will not make any sale of the Common Shares without complying with the provisions of this Agreement and without causing the prospectus delivery requirement, if any, under the Securities Act to be satisfied, and the Purchaser acknowledges that the certificates evidencing the Warrants and, until such time as the Common Shares have been registered under the Securities Act as contemplated by Section 9 hereof or otherwise may be sold pursuant to Rule 144 under the Securities Act ("RULE 144") without any restriction as to the number of securities as of a particular date that can then be immediately sold, the Common Shares may bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of the certificates for the Common Shares):

                  The securities represented by this certificate have been acquired directly or indirectly from the Company without being registered under the Securities Act of 1933, as amended (the

                  "Act"), or any other applicable securities laws, and are restricted securities as that term is defined under Rule 144 promulgated under the Act. These securities may not be sold, pledged, transferred, distributed or otherwise disposed of in any manner ("Transfer") unless they are registered under the Act and any other applicable securities laws, or unless the request for Transfer is accompanied by a favorable opinion of counsel, reasonably satisfactory to the Company, stating that the Transfer will not result in a violation of the Act or any other applicable securities laws.

The Company shall cause the legend set forth above to be removed and the Company shall issue a certificate without such legend to the holder of any Security upon which it is stamped if (a) such Security is sold under an effective registration statement filed under the Securities Act or (b) such holder provides the Company with reasonable assurances that such Security can be sold without any restriction as to the number of securities as of a particular date that can then be immediately sold.

                  (e) The Purchaser acknowledges that it has had the opportunity to obtain additional information beyond the Company SEC Documents in order to verify the information contained in the Company SEC Documents and to evaluate the risks of an investment in the Securities.

                  (f) The Purchaser acknowledges that it has had the opportunity to ask questions of and receive answers from qualified representatives of the Company concerning the terms and conditions of this Agreement and of the Securities to be issued hereunder, as well as the information contained in the Company SEC Documents.

                  (g) The Purchaser acknowledges that it is a sophisticated investor familiar with the type of risks inherent in the acquisition of securities such as the Securities and that, by reason of its knowledge and experience in financial and business matters in general, and investments of this type in particular, and the knowledge and experience in financial and business matters of its representatives and agents, it is capable of evaluating the merits and risks of an investment by it in the Securities.

                  (h) The Purchaser is able to bear the economic risk of an investment in the Securities, including, without limiting the generality of the foregoing, the risk of losing part or all of its investment in the Securities and its probable inability to sell or transfer the Securities for an indefinite period of time.

                  (i) The Purchaser recognizes that investment in the Securities involves substantial risks. The Purchaser further recognizes that no Federal or State agencies have passed upon this offering of the Securities or made any findings or determination as to the fairness of this investment.

                  (j) The Purchaser is not purchasing the Securities as a result of or subsequent to any general advertisement, article, notice or other communication published in any newspaper, magazine, or similar media or broadcast over television or radio or presented at any seminar.

                  (k) The Purchaser acknowledges that its attention has been specifically called to, and that its representatives or agents have read, the Company SEC Documents, drafts of the preliminary proxy statement to be filed with the SEC in connection with the transaction contemplated hereby, all documents referred to and incorporated therein and any other material received by the Purchaser from the Company and fully understands the risk involved in the investment.

                  (l) None of the information supplied by the Purchaser in writing to the Company expressly for inclusion or incorporation by reference in the proxy statement used in connection with the solicitation of proxies at its Joint Annual and Special Meeting (the "SPECIAL MEETING") held to seek approval of transactions contemplated herein shall, at the time it is filed with the SEC, at the time it is first mailed to the Company's shareholders or at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  (m) The Purchaser has been duly formed and is validly existing as a limited partnership in good standing under the laws of the jurisdiction of its formation, has the requisite power and authority to own, lease, use and operate its properties and to conduct its business as currently conducted and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership, leasing, use or operation of its property requires such qualification.

                  (n) Each of this Agreement, the Voting Agreement and the other agreements and documents executed and/or delivered by the Purchaser in connection herewith has been duly authorized, executed and delivered by, and is a valid and binding agreement of, the Purchaser, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting creditors' rights generally and general principles of equity. The Purchaser has all requisite power and authority to enter into and perform this Agreement, the Voting Agreement and the other agreements and documents executed and/or delivered by the Purchaser in connection herewith and to consummate the transactions contemplated hereby and thereby.

                  (o) Except as set forth in SCHEDULE 7(O) attached hereto, the execution, delivery and performance of this Agreement and any other agreements executed and delivered by the Purchaser, if any, and the consummation by the Purchaser of the transactions contemplated hereby and thereby will not (i) conflict with or result in a violation of any provision of the charter or organizational documents of the Purchaser, or (ii) violate or conflict with, or result in a breach of any provision of, or constitute a default (or an event which with notice or lapse of time or both could become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture, patent, patent license or instrument to which the Purchaser is a party, except for such violations, conflicts, breaches or defaults under agreements, licenses and instruments which would not cause a Material Adverse Effect or (iii) to the knowledge of the Purchaser, result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to the

Purchaser or by which any property or asset of the Purchaser is bound or affected, except for those violations of law which would not cause a Material Adverse Effect. The Purchaser is not in violation of any of its organizational documents. To the knowledge of the Purchaser, the business of the Purchaser is not being conducted in violation of any law, ordinance or regulation of any governmental entity, except to the extent that the failure to so conduct such business does not and will not have a Material Adverse Effect. Except as specifically contemplated by this Agreement and as required under the Securities Act and any applicable state securities laws and by the rules and regulations of the American Stock Exchange, to the knowledge of the Purchaser, the Purchaser is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court, governmental agency, regulatory agency, or self regulatory organization or stock market or third party in order for it to execute, deliver or perform any of its obligations under this Agreement or any other agreements executed and delivered by the Purchaser, if any, in accordance with the terms hereof or thereof, except for those consents the failure of which to obtain would not have a Material Adverse Effect. All consents, authorizations, orders, filings and registrations which the Purchaser is required to obtain pursuant to the preceding sentence have been obtained or effected or will be obtained or effected on or prior to the applicable Closing Date.

                  (p) Purchaser or any affiliate thereof shall not engage in any trading of the Company's securities in violation of federal and state securities laws.

                  (q) The Purchaser acknowledges that the Company has relied on the representations contained herein in making its determination that a statutory basis for exemption from the requirements of Section 5 of the Securities Act currently exists.

        8. ADDITIONAL COVENANTS OF THE COMPANY AND/OR THE PURCHASER.

                  (a) The Company shall use the proceeds from the sale to the Purchaser of the Units and from the exercise of the Warrants solely in furtherance of, and solely to effect and implement, the Proposed Strategies (as herein defined), including any expenditures that may be reasonably incidental to the furtherance of such Proposed Strategies (e.g., payment of employee salaries pursuant to Section 8(e) hereof and any and all costs and expenses of implementing the Proposed Strategies). Specifically, the Company shall use such proceeds to invest in one or more pest control businesses identified by or presented to the Company in one or more transactions if approved by the Company's Board of Directors, consistent with the provisions of Section 8(b) hereof. Notwithstanding anything stated herein to the contrary, the Company shall not be liable for breach of the covenants in this Section 8 for not pursuing and implementing the Proposed Strategies in connection with a transaction that has not been approved by any member of the Company's Board of Directors that was designated by Purchaser.

                  (b) The Company shall adopt, diligently pursue and implement the following strategies and objectives (the "PROPOSED STRATEGIES"): (i) The Company shall diversify and expand its business and operations into the pest control services sector by investing in one or more pest control service businesses in one or more transactions that will in the future be approved by the Company's Board of Directors; (ii) The Company shall support and facilitate the potential acquisitions for the Company of pest control businesses in the United States and/or its territories from which the Company may grow organically and through acquisitions; (iii) The Company shall finance the growth of its Pest

Control Division by accessing the equity and debt capital markets when conditions in such markets are such that the Board of Directors believe accessing capital through them is in the Company's best interests; and (iv) The Company shall cause the initial platform acquisition(s) to be financed with a combination of equity and debt; and the Company shall use and dedicate $1,000,000 of its cash (from sources other than the proceeds arising from the sale to the Purchaser of the Units and from the exercise of the Warrants) together with the Purchase Price paid to the Company hereunder to fund acquisitions of one or more pest control businesses in one or more transactions that have been approved by the Company's Board of Directors and otherwise in furtherance of the Proposed Strategies. The Company agrees to support and conclude transactions in furtherance of the Proposed Strategies. The Company shall actively and diligently pursue the reasonable implementation of the Proposed Strategies and shall support and facilitate such reasonable implementation. The provisions of Section 8(a) and this Section 8(b) are a material inducement to Purchaser entering into this Agreement and purchasing any Securities. The foregoing obligations of the Company shall be effective only after the First Closing Date and shall be subject, in their entirety, to the fiduciary duties the Board of Directors owes to the shareholders of the Company and shall not be construed to obligate the Board of Directors to approve and pursue any action without an independent determination by the Board of Directors that such action is in the best interests of the Company and its shareholders; and, notwithstanding anything stated herein to the contrary, if, at any time the Board of Directors of the Company determines in good faith, based upon the opinion of independent legal counsel (who may be the Company's regularly engaged independent counsel), that it is required by its fiduciary duties to the Company's shareholders under applicable law to refuse or delay to pursue any action that purports to further the Proposed Strategies, the Company may refuse or delay to pursue any action that purports to further the Proposed Strategies, including the investigation, negotiation or consummation of any potential acquisitions or offerings. Nothing stated herein shall preclude the Company and its subsidiaries from continuing the Company's present operations and pursuing the Company's traditional and other businesses as identified and described in the Company SEC Documents.

                  (c) The Company shall pay or reimburse Purchaser all reasonable, necessary and documented fees and expenses incurred by Purchaser in connection with the transactions contemplated by this Agreement and in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and/or any term sheets and the other agreements and documents to be executed and/or delivered in connection herewith, including, without limitation, investment banking, legal, accounting, attorneys', consultants' and other professional fees; provided that the Company shall have no obligation to pay the Purchaser's professional fees or other expenses incurred by it in connection with the transactions contemplated hereby if the Purchaser fails to exercise its commercially reasonable efforts to conclude the purchase by it of the Initial Units (as a result of which failure the First Closing does not occur) except where such failure is due to the failure of the Company to act reasonably and in good faith in which event the Company shall be so obligated to pay such fees and expenses. After the Closing Date, expenses of the new division will be paid by the new division and/or from the proceeds of the sale of the Common Stock.

                  (d) The Company shall appoint Richard C. Rochon and Mario B. Ferrari, and two additional Purchaser designees to its Board of Directors as of the First Closing Date and, the Company shall provide indemnification for such individuals to the same extent that it shall provide such benefits to the other members of the Board of Directors.

                  (e) The Company shall engage designated management (from three to five executives) as of the First Closing Date to serve as members of the Company's management team with the power and authority to oversee and manage the Pest Control Division of the Company, on mutually agreeable terms to be determined by the parties; provided that, the anticipated compensation payable by the Company to such persons will be in the form of $1,000,000 in aggregate annual salary, plus, following such engagement, options to purchase Five Hundred Thousand (500,000) shares of the Company's Common Stock at an exercise price of Five Dollars ($5.00) per share, and participation in the Company's stock option plan subsequent to the First Closing Date, as approved by the Company's Board of Directors. The designated management team will assume positions as Chief Executive Officer, President and Executive Vice President of the Company or such other titles as determined by the Purchaser.

                  (f) It is anticipated that the Company will engage in a management services agreement with an affiliate of the Purchaser, in the Form attached hereto as EXHIBIT G, with a management fee in year one of an amount equal to 1/16 times the aggregate Purchase Price paid by the Purchaser. Following the first year and thereafter, the management fee will be equal to 1% of the gross revenues from operations of the Company, excluding any revenues received by the Company from the: (i) Non-Core Assets of the Company (as hereinafter defined) and; (ii) core assets of the Company, which for purposes of this Agreement shall mean those assets used in the design, manufacture and sale of high frequency single sideband communications equipment and integrated systems (the "Core Assets"). Pursuant to the management services agreement, the Purchaser will provide the Company strategy related, investment banking, investor relations and certain administrative, financing, tax, and legal services.

                  (g) Each of the Company and the Purchaser shall deliver or cause to be delivered to the other at the applicable Closing any and all certificates, documents, instruments and other items required by this Agreement to be delivered by such party at or prior to such Closing duly executed by such party as and to the extent required.

                  (h) The Company shall use its best commercially reasonable efforts to timely satisfy each of the conditions described in Section 4 of this Agreement. The Purchaser shall use its best commercially reasonable efforts to timely satisfy each of the conditions described in Section 5 of this Agreement.

                  (i) During the period from the date of this Agreement to the First Closing Date, the Company shall permit the Purchaser (subject to prior notice and consent by the Company management) and their representatives to have reasonable access to the directors, officers, employees, agents, assets and properties of the Company and each of its subsidiaries and all relevant books, records and documents of or relating to the Company and each of its subsidiaries and each of their respective businesses and assets during normal business hours and will furnish to the Purchaser such information, financial records and other documents relating to the Company and each of its subsidiaries and their respective business and assets as the Purchaser may reasonably request. Without limiting the foregoing, the Company shall permit the Purchaser's officers to meet with the officers of the Company and its subsidiaries responsible for its financial statements, the internal controls of the Company and its subsidiaries and the disclosure controls and procedures of the Company and its subsidiaries to discuss such matters as the Purchaser may deem reasonably necessary or appropriate for the Purchaser to satisfy its obligations under Sections 302 and 906 of SOX and any rules and regulations relating thereto. Access to such information by the Purchaser shall be effected through the granting of access by the Company to the Purchaser and shall be governed by Purchaser's confidentiality obligations set forth in that certain Confidentiality Agreement, dated September__, 2004 by and between the Company and Purchaser.

                  (j) The Company agrees at its expense to file a Form D with respect to the Securities as required under Regulation D and to provide a copy thereof to the Purchaser promptly after such filing. The Company shall at its expense, on or before each Closing Date, take such action as the Company shall reasonably determine is necessary to qualify the Securities for sale to the Purchaser at each such Closing under applicable securities or "blue sky" laws of the states of the United States (or to obtain an exemption from such qualification), and shall provide evidence of any such action so taken to the Purchaser on or prior to each such Closing Date. Purchaser shall provide the Company reasonably advance notice of all States in which Purchaser shall be distributing the Securities to allow the Company time to prepare such filings.

                  (k) The Company shall at all times have authorized, and reserved for the purpose of issuance, a sufficient number of shares of Common Stock to provide for the maximum number of shares issuable upon exercise of or otherwise pursuant to the Warrants and issuance of the Warrant Shares in connection therewith. The Company shall not reduce the number of shares of Common Stock reserved for issuance upon exercise of or otherwise pursuant to the Warrants without the consent of the Purchaser. If at any time the number of shares of Common Stock authorized and reserved for issuance is below the maximum number of Warrant Shares issued and issuable upon exercise of or otherwise pursuant to the Warrants (based on the exercise price of the Warrants in effect from time to time), the Company will promptly take all corporate action necessary to authorize and reserve a sufficient number of shares, including, without limitation, calling a special meeting of shareholders to authorize additional shares to meet the Company's obligations under this Section, in the case of an insufficient number of authorized shares, and using its best efforts to obtain shareholder approval of an increase in such authorized number of shares.

                  (l) The Company shall use its best efforts to promptly secure the listing of the Common Shares upon each national securities exchange or automated quotation system, if any, upon which shares of Common Stock are then listed (subject to official notice of issuance) and, as long as the Purchaser owns any of the Common Shares or other Securities, shall maintain, so long as any other shares of Common Stock shall be so listed, such listing of all Common Shares. The Company will use its best efforts to obtain, as long as the Purchaser owns any of the Common Shares or other Securities, and maintain, the listing and trading of the Common Stock on the American Stock Exchange, and will comply in all respects with the Company's reporting, filing and other obligations under the bylaws or rules of the American Stock Exchange to the extent, and on such other exchanges upon which, shares of the Company's Common Stock are then listed.

                  (m) The Company shall call and hold the Special Meeting of its shareholders as promptly as practicable for the purpose of voting upon the approval of this Agreement and the transactions contemplated hereby. The Company shall comply with all requirements of applicable law applicable to such meeting. The Company shall use its commercially reasonable efforts to solicit from its shareholders proxies in favor of approval of this Agreement and the transactions contemplated hereby, and shall take all other action necessary or advisable to obtain the vote or consent of the shareholders required by applicable law to obtain such approvals; provided that nothing stated herein shall obligate the Company to hire a third party proxy solicitation firm.

                  (n) If, at any time the Board of Directors of the Company determines in good faith, based upon the opinion of independent legal counsel (who may be the Company's regularly engaged independent counsel), that it is so required by its fiduciary duties to the Company's shareholders under applicable law, the Company may, in response to an unsolicited Superior Proposal (as hereinafter defined) which does not violate the non-solicitation provisions of
Section 8(p) below, (x) furnish information with respect to the Company to the person making such unsolicited Superior Proposal pursuant to a confidentiality agreement in substantially the same form as the confidentiality agreement executed by the Company and Purchaser, and (y) participate in discussions or negotiations regarding such Superior Proposal. Following its receipt of the Superior Proposal, in the event that the Board of Directors determines in good faith, based upon the opinion of independent legal counsel (who may be the Company's regularly engaged independent counsel), that it is required by its fiduciary duties to the Company's shareholders under applicable law, the Board of Directors may withdraw its approval of the transactions contemplated herein. For purposes of this Agreement, a "SUPERIOR PROPOSAL" means any bona fide proposal, made by a third party to acquire one hundred percent (100%) or more of the shares of the Company's Common Stock, whether by acquisition of stock, merger or otherwise, then outstanding, the consideration for which may consist of cash or securities of such third party, on terms which the Board of Directors of the Company determines in its good faith judgment to be more favorable to the Company's shareholders than the terms of the transactions contemplated hereunder. The Company acknowledges that (i) historically its stock price has been lower than the price at which it is trading as of the date of this Agreement, (ii) the Company would not have the opportunity to enter into the pest control business as contemplated herein without the input and expertise provided by Purchaser and designated management team whose employment by the Company was facilitated by the Purchaser and (iii) as a consequence of the foregoing, in analyzing whether any proposal constitutes a "Superior Proposal" the Company shall (A) take into consideration what the market price of such price would be absent the participation by Purchaser and designated management team in the Company's operations and the Company's public announcement of such participation and (B) make a determination whether it is in the best interests of the Company's shareholders and whether the Company has the capability and desire to enter into another industry other than the pest control industry. In addition, any such alternative proposal must be deemed by the Company's board of directors to benefit the shareholders of the Company. The Company shall not be prohibited from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's shareholders concerning a Superior Proposal if, in the good faith judgment of the Board of Directors of the Company, after consultation with independent legal counsel (who may be the Company's regularly engaged independent counsel), failure so to disclose would be a violation of its fiduciary duties to the Company's shareholders under applicable law.

                  (o) The Company covenants and agrees that, except as contemplated by or disclosed in this Agreement, unless the Purchaser shall have consented in writing (such consent not to be unreasonably withheld) neither the Company nor any of its subsidiaries shall, between the date of this Agreement and the Second Closing Date, directly or indirectly do or propose or agree to do any of the following without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld:

                           (i) amend or otherwise change its Articles of Incorporation or By-laws or equivalent organizational documents;

                           (ii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

                           (iii) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

                           (iv) take any action other than in the ordinary course of business and in a manner consistent with past practice with respect to accounting policies or procedures;

                           (v) enter into any agreement, arrangement or understanding with any Affiliate of the Company (except as set forth in SCHEDULE 8(O) or as permitted by the Company's Code of Ethical Conduct, SOX, the rules and regulations of the SEC promulgated thereunder, or applicable American Stock Exchange rules and regulations); or

                           (vi) agree, in writing or otherwise, to take any of the foregoing actions or any action that would make any representation or warranty in this Agreement made by the Company untrue or incorrect.

                  (p) Except as set forth on SCHEDULE 8(P), until the Closing Date, the Company agrees that it shall not, and shall cause its officers, directors, shareholders, agents, employees or affiliates, not to (i) solicit, encourage, consider or accept any offers from any other party to acquire all or any portion of the assets of or any interest in the Company, (ii) participate in any discussions or negotiations with any other party concerning the sale of all or any portion of the assets of or any interest in the Company, (iii) provide any non-public information about the Company to any person related to a potential sale of any assets of or interests in the Company, or (iv) otherwise cooperate in any way with, assist, facilitate or encourage any effort by any other person seeking to acquire all or any portion of the assets of or any interest in the Company, except in the situation where, pursuant to SECTION 8(N), the Board of Directors has determined, in good faith, that its fiduciary duties require it to respond to an unsolicited Superior Proposal. The Company shall promptly advise Purchaser in writing of any such inquiry or proposal which they may receive, including the terms of the proposal and identity of the inquirer or offeror.

                  (q) The Company hereby covenants and agrees with the Purchaser that the Company shall not consummate any transaction or enter into any form of agreement with designated management team or any affiliate thereof without the prior written consent of the Purchaser.

                  (r) It is the intention of the Company to divest the non-core assets of the Company (the "NON-CORE ASSETS") acquired in connection with the purchase of Percipia, Inc. and its wholly-owned subsidiary Percipia Networks, Inc. and the purchase of the assets of Telecom FM (collectively, the "DIVESTITURE"). Such assets are currently held in separate wholly-owned subsidiaries of the Company. The Company will use its best efforts, to enter into a definitive agreement to divest of such subsidiaries or assets as soon as practicable after the date hereof at a price equal to the price paid by the Company for such assets plus the amount of any intercompany debt incurred and advances in connection with the purchase by the Company of such assets, in exchange for shares of a company, the shares of which are publicly traded ("NEWCO"). Upon consummation of the Divestiture the Board of Directors shall distribute the consideration received to the Company's shareholders in the manner and at the time that the Board of Directors shall determine; it being understood that the Purchaser shall not receive through such distribution more than 33% of the total stock consideration paid to the Company , provided, HOWEVER in the event Purchaser would have been entitled to additional stock consideration but for this provision, Purchaser shall be entitled to some other acceptable consideration so that Purchaser as compared to the other Company shareholders receives consideration of comparable value.

                  (s) Purchaser shall cause the Purchased Shares to be voted to elect the two nominees of Michael Herman to the Company's Board of Directors for the year 2006.

        9. SHELF REGISTRATION. The Company shall:

                  (a) Prepare and file or cause to be prepared and filed with the SEC, as soon as practicable, but in any event by the date that is sixty (60) days after the last applicable Closing Date, a registration statement (the "REGISTRATION STATEMENT") registering the resale from time to time by the Purchaser of all of its Common Shares. The Registration Statement shall be on Form S-3 or another appropriate form permitting registration of the Common Shares for resale by the Purchaser from time to time through the automated quotation system of the American Stock Exchange or the facilities of a national securities exchange on which the Common Stock is then traded, or if not then traded on a national securities exchange then on any securities exchange or quotation system on which the Common Stock is then listed or on the OTC Bulletin Board, or in privately-negotiated transactions. The Company shall use its reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as is practicable but in any event by the date that is the earlier of sixty (60) days after the date the Registration Statement is filed or one hundred twenty (120) days after the last applicable Closing Date.

                  (b) Prepare and file with the SEC such amendments and post-effective amendments to the Registration Statement as may be necessary to keep the Registration Statement continuously effective for a period at least equal to the later of (i) the second anniversary of the date on which the Registration Statement is declared effective under the Securities Act or (ii) the date on which all Common Shares may be resold by all the Purchaser pursuant to Rule 144 without any restriction as to the number of securities as of a particular date that can then be immediately sold (such period, the "EFFECTIVENESS PERIOD"); cause the related Prospectus (as herein defined) to be supplemented by any required Prospectus supplement, and as so supplemented to be filed pursuant to Rule 424 (or any similar provisions then in force) under the Securities Act; and use its best efforts to comply with the provisions of the Securities Act applicable to it with respect to the disposition of all securities covered by such Registration Statement during the Effectiveness Period in accordance with the intended methods of disposition by the sellers thereof set forth in such Registration Statement as so amended or such Prospectus as so supplemented.

                  (c) As promptly as practicable give notice to the Purchaser
(i) when any Prospectus, Prospectus supplement, or the Registration Statement or a post-effective amendment to the Registration Statement has been filed with the SEC and, with respect to a Registration Statement or any post-effective amendment, when the same has been declared effective.

                  (d) Use reasonable best efforts to obtain the withdrawal of any order suspending the effectiveness of the Registration Statement or the lifting of any suspension of the qualification (or exemption from qualification) of any of the Common Shares for sale in any jurisdiction in which they have been qualified for sale, in either case at the earliest possible moment, and provide prompt notice to the Purchaser of the withdrawal of any such order.

                  (e) During the Effectiveness Period, deliver to the Purchaser in connection with any sale by the Purchaser of Common Shares pursuant to the Registration Statement, without charge, as many copies of the Prospectus or Prospectuses relating to such Common Shares (including each preliminary prospectus) and any amendment or supplement thereto as the Purchaser may reasonably request.

                  (f) File documents required of the Company for customary Blue Sky clearance in states specified in writing by the Purchaser to the extent required by applicable law; provided that the Company will not be required to
(i) qualify as a foreign corporation or as a dealer in securities in any jurisdiction where it would not otherwise be required to qualify but for this Agreement or (ii) take any action that would subject it to general service of process in suits or to taxation in any such jurisdiction where it is not then so subject.

                  (g) Bear all fees and expenses incurred in connection with the performance by the Company of its obligations under this Section 9 whether or not the Registration Statement is declared effective.

                  (h) Not allow any shareholders other than the Purchaser to include their shares in the Registration Statement; except that it shall allow the registration statement to include certain unregistered Common Stock, including certain shares of Common Stock held by Michael Herman up to an amount equal to the number of Purchased Shares, 190,000 shares of Common Stock issued in connection with the acquisition of Percipia, Inc. and 60,000 shares of Common Stock issuable pursuant to certain options issued to directors; provided that in the event the managing underwriter, if any, advises the Company, in writing, that in its reasonable opinion the number of shares proposed to be included in the Registration Statement exceeds the number that reasonably can be included for any reason, then the Company will include in the Registration Statement to the extent of the number which the managing underwriter advises the Company can be included, the following shares in the following order and priority: (1) first, the Common Shares of the Purchaser, the shares of Common Stock held by Michael Herman, the 190,000 shares of Common Stock issued in connection with the acquisition of Percipia, Inc. and the 60,000 shares of Common Stock issuable pursuant to certain options issued to directors included on the Registration Statement on a pro-rata basis based upon the proportion of each shareholder's ownership relative to the aggregate number of shares owned by Purchaser and (2) second, other securities of the Company, if permitted. Notwithstanding anything stated to the contrary, the Company's obligations under this Section 9 shall terminate as to the Purchaser, any assign or any other party granted rights under this Section 9 at such time as all of such party's Securities and Common Shares can be sold under Rule 144 without any restriction as to the number of securities as of a particular date that can then be immediately sold.

         10. INTENTIONALLY LEFT BLANK

         11. TRANSFER OF SHARES AFTER REGISTRATION; SUSPENSION; OBLIGATIONS OF PURCHASER.

                  (a) Subject to the effectiveness of the Registration Statement and the rules and regulations promulgated by the SEC, the Purchased Securities shall be freely transferable. Subject to its compliance with applicable rules and regulations of the SEC, the Purchaser may assign the Purchased Securities prior to the effectiveness of the Registration Statement and such assignment shall not reduce or release the Company from its obligation to register such securities.

                  (b) The Company shall, as promptly as practicable, give notice to the Purchaser (i) of any request, following the effectiveness of the Registration Statement under the Securities Act, by the SEC or any other federal or state governmental authority for amendments or supplements to the Registration Statement or related Prospectus or for additional information, (ii) of the issuance by the SEC or any other federal or state governmental authority of any stop order suspending the effectiveness of the Registration Statement or the initiation or threatening of any proceedings for that purpose, (iii) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Common Shares for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose, (iv) of the occurrence of a Material Event (as defined in Section 11(c)) and (v) of the determination by the Company that a post-effective amendment to a Registration Statement will be filed with the SEC, which notice may, as required pursuant to paragraph 11(c), state that it constitutes a Deferral Notice, in which event the provisions of Section 11(c) shall apply.

                  (c) The Company shall, upon (A) the issuance by the SEC of a stop order suspending the effectiveness of the Registration Statement or the initiation of proceedings with respect to the Registration Statement under
Section 8(d) or 8(e) of the Securities Act, (B) the occurrence of any event or the existence of any fact (a "MATERIAL EVENT") as a result of which the Registration Statement shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or the related Prospectus shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or
(C) the occurrence or existence of any pending corporate development constituting a Material Event that, in the reasonable discretion of the Company's Board of Directors, makes it appropriate to suspend the availability of the Registration Statement and the related Prospectus, (i) in the case of clause (B) above, subject to the next sentence, as promptly as practicable prepare and file, if necessary pursuant to applicable law, a post-effective amendment to such Registration Statement or a supplement to the related Prospectus or any document incorporated therein by reference or file any other required document that would be incorporated by reference into such Registration Statement and Prospectus so that such Registration Statement does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and such Prospectus does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, as thereafter delivered to the Purchaser of the Common Shares being sold thereunder, and, in the case of a post-effective amendment to the Registration Statement, subject to the next sentence, use its reasonable best efforts to cause it to be declared effective as promptly as is practicable, and (ii) give notice to the Purchaser that the availability of the Registration Statement is suspended (a "DEFERRAL NOTICE") and, upon receipt of any Deferral Notice, the Purchaser agree not to sell any Common Shares pursuant to the Registration Statement until the Purchaser's receipt of copies of the supplemented or amended Prospectus provided for in clause (i) above, or until it is advised in writing by the Company that the Prospectus may be used, and has received copies of any additional or supplemental filings that are incorporated or deemed incorporated by reference in such Prospectus. The Company will use all reasonable best efforts to ensure that the use of the Prospectus may be resumed (x) in the case of clause (A) and
(B) above, as promptly as is practicable, and (y) in the case of clause (C) above, as soon as, in the reasonable judgment of the Company's Board of Directors, public disclosure of such Material Event would not be materially prejudicial to the interests of the Company or, if necessary to avoid unreasonable burden or expense to the Company, as soon as practicable thereafter. The Company shall be entitled to exercise its right under this
Section 11(c) to suspend the availability of the Registration Statement or any Prospectus no more than two (2) times in any twelve-month period, and any such period during which the availability of the Registration Statement and any Prospectus is suspended (the "DEFERRAL PERIOD") shall not exceed forty-five (45) days. The Company shall use all commercially reasonable best efforts to limit the duration and number of any Deferral Periods. Purchaser hereby expressly acknowledges its obligation to keep confidential all nonpublic information about the Company, including all nonpublic information set forth in such notice. The Effectiveness Period automatically shall be extended for a period of time equal in duration to the duration of all Deferral Periods in the aggregate. It shall be a condition precedent to the obligations of the Company to complete the registration pursuant to Section 9 that the Purchaser shall furnish to the Company such information regarding itself, Securities held by it, any assign, Securities held by any assign and the intended method of disposition of the Securities held by it or any assign as shall be reasonably required to effect the registration of such Securities and shall execute such documents in connection with such registration as the Company may reasonably request.

                  (d) As promptly as practicable after becoming aware of such event, the Purchaser shall notify the Company of the occurrence of any event, as a result of which the prospectus included in the registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

        12. INDEMNITY AND CONTRIBUTION.

                  (a) The Company agrees to indemnify and hold harmless each of the Purchaser and each person, if any, who controls the Purchaser within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act and the Purchaser's respective officers, directors, general partners and managers, as the case may be (collectively, "PURCHASER INDEMNITEES") from and against any and all losses, claims, damages, liabilities and expenses (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) (collectively, the "LOSSES") in each case to the extent, but only to the extent
(i) caused by any untrue statement of a material fact contained in the Registration Statement or the prospectus included in the Registration Statement, as amended or supplemented by any amendment or prospectus supplement, including post-effective amendments, and all material incorporated by reference in such prospectus (the "PROSPECTUS") or in any amendment or supplement thereto or in any preliminary prospectus, or caused by any omission to state therein a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which it was made not misleading, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission based upon information relating to the Purchaser or its assigns furnished to the Company in writing by the Purchaser or assign expressly for use therein or (ii) caused by, arising from or related to the breach of any representation, warranty, covenant or agreement made by the Company in or pursuant to this Agreement or any document delivered by the Company in connection herewith. The aggregate Losses incurred by the Purchaser Indemnitees in respect of which they are entitled to indemnification pursuant to this Section 12(a) are hereinafter referred to as "PURCHASER INDEMNIFIABLE LOSSES." Notwithstanding anything to the contrary in this Agreement, the Company shall have no obligation to indemnify the Purchaser Indemnitees pursuant to this
Section 12(a): (1) unless the aggregate amount of Purchaser Indemnifiable Losses exceeds $100,000 and then only for the amount of Purchaser Indemnifiable Losses in excess of $100,000; or (2) for any amounts by which the aggregate amount of Purchaser Indemnifiable Losses exceeds $15,000,000; PROVIDED THAT, notwithstanding the foregoing, the foregoing provisions of this sentence shall not apply to the Company's obligations to pay the Purchaser's expenses pursuant to Section 8(c) hereof, and the Company shall be liable for the full amount of the Purchaser's reimbursable expenses under Section 8(c) hereof pursuant to the terms of such section.

                  (b) The Purchaser agrees to indemnify and hold harmless the Company, its directors and its officers and each person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or
Section 20 of the Exchange Act (collectively, "COMPANY INDEMNITEES"), from and against any and all Losses, insofar as such Losses are (i) caused by any untrue statement of a material fact contained in the Registration Statement or the Prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or caused by any omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or omission was made in reliance upon and in conformity with information relating to the Purchaser furnished in writing by the Purchaser to the Company expressly for use in the Registration Statement or Prospectus or (ii) caused by, arising from or related to the breach of any representation, warranty, covenant or agreement made by the Purchaser in or pursuant to this Agreement or any document delivered by the Purchaser in connection herewith. The aggregate Losses incurred by the Company Indemnitees in respect of which they are entitled to indemnification pursuant to this Section 12(b) are hereinafter referred to as "COMPANY INDEMNIFIABLE LOSSES." Notwithstanding anything to the contrary in this Agreement, the Purchaser shall have no obligation to indemnify the Company Indemnitees pursuant to this Section 12(b): (1) unless the aggregate amount of Company Indemnifiable Losses exceeds $100,000 and then only for the amount of Company Indemnifiable Losses in excess of $100,000; or (2) for any amounts by which the aggregate amount of Company Indemnifiable Losses exceeds $15,000,000.

                  (c) In case any proceeding (including any governmental investigation) shall be instituted involving any person or entity in respect of which indemnity may be sought pursuant to Section 12(a) or 12(b), such person or entity (the "INDEMNIFIED PARTY") shall promptly notify the person or entity against whom such indemnity may be sought (the "INDEMNIFYING PARTY") in writing and the indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the indemnifying party shall not, in respect of the legal expenses of any indemnified party in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all indemnified parties, and that all such fees and expenses shall be reimbursed reasonably promptly after incurred. The indemnifying party shall not be liable for any settlement of any proceeding affected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss, liability or expense by reason of such settlement or judgment. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement (i) includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding and (ii) does not include a statement as to or an admission of fault, culpability, criminal liability or a failure to act by or on behalf of any indemnified party.

                  (d) To the extent that the indemnification provided for under
Section 12(a)(i) or 12(b)(i) is unavailable to an indemnified party or is insufficient in respect of any losses, claims, damages or liabilities referred to therein, then each indemnifying party under such paragraph, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the indemnifying party or parties on the one hand and the indemnified party or parties on the other hand or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the indemnifying party or parties on the one hand and of the indemnified party or parties on the other hand in connection with the statements or omissions or other matters that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Company shall be deemed to be equal to the total net proceeds from the sale pursuant to this Agreement (before deducting expenses) of the Purchased Securities to which such losses, claims, damages or liabilities relate. The relative benefits received by the Purchaser shall be deemed to be equal to the value of Purchased Securities that are registered under the Securities Act. The relative fault of the Purchaser on the one hand and the Company on the other hand shall be determined by reference to, among other things, whether the untrue statement of a material fact or the omission to state a material fact, or the inaccurate representation or warranty relates to information supplied by the Purchaser or by the Company and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

         The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 12(d) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding this Section 12(d), the Purchaser shall not be required to contribute any amount in excess of the amount by which the net amount received by the Purchaser from the sale of the Purchased Securities to which such loss relates exceeds the amount of any damages that such indemnifying party has otherwise been required to pay by reason of such untrue statement or omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

                  (e) The remedies provided for in this Section 12 are meant to be exclusive and shall limit the rights or remedies which may otherwise be available to any indemnified party at law or equity.

                  (f) The indemnity and contribution provisions contained in this Section 12 and the representations, warranties and other statements of the Company and the Purchaser contained in this Agreement shall survive the execution of this Agreement through the second anniversary of the last applicable Closing and shall remain operative and in full force and effect regardless of (i) any investigation made by or on behalf of the Purchaser or any assign, or the Purchaser's or any assign's officers or directors, or any person controlling the Purchaser or any assign, or the Company, or the Company's officers or directors or any person controlling the Company and (ii) the sale of any Purchased Securities by the Purchaser.

         13. RELIANCE ON REPRESENTATIONS. Notwithstanding any knowledge of facts determined or determinable by the Purchaser or the Company by investigation, each party shall have the right to fully rely on the representations, warranties, covenants and agreements of the other party hereto contained in this Agreement or in any other documents or papers delivered in connection herewith. Each representation, warranty, covenant and agreement of the parties set forth in this Agreement is independent of each other representation, warranty, covenant and agreement. Each representation and warranty made by any party in this Agreement shall survive each Closing through the second anniversary thereof.

         14. TERMINATION OF CONDITIONS AND OBLIGATIONS. The conditions precedent imposed by this Agreement upon the transferability of the Common Shares shall cease and terminate as to any particular number of the Shares (and any legend on the Common Shares will be removed by the Company) at such time as such Common Shares have been effectively registered under the Securities Act and sold or otherwise disposed of in accordance with the intended method of disposition set forth in the Registration Statement covering such Common Shares, or at such time as an opinion of counsel satisfactory to the Company shall have been rendered to the effect that (i) such conditions are not necessary in order to comply with the Securities Act or (ii) such Common Shares may be sold pursuant to Rule 144.

         15. INFORMATION AVAILABLE. So long as the Registration Statement is effective covering the resale of securities owned by the Purchaser, except to the extent such may be obtained on EDGAR or otherwise obtained off the internet, the Company will furnish to the Purchaser:

                  (a) as soon as practicable after it is available (but in the case of the Company's Annual Report to Shareholders, within 120 days of each fiscal year of the Company), one copy of:

                           (i) its Annual Report to Shareholders (which Annual Report shall contain financial statements audited in accordance with generally accepted accounting principles by a national firm of certified public accountants);

                           (ii) if not included in substance in the Annual Report to Shareholders, its Annual Report on Form 10-KSB;

                           (iii) its Quarterly Reports on Form 10-QSB;

                           (iv) any Current Reports on Form 8-K; and

                           (v) a full copy of the particular Registration Statement covering the securities owned by Purchaser;

                  (b) upon the reasonable request of the Purchaser, an adequate number of copies of the Prospectus to supply to any other party requiring such Prospectus; and

                  (c) within one (1) day after release, copies of all press releases issued by the Company or any of its subsidiaries and contemporaneously with the making available or giving to the shareholders of the Company, copies of any notices or other information the Company makes available or gives to such shareholders.

         16. NO BROKERS. Each of the parties to this Agreement hereby represents that, on the basis of any actions and agreements by it, there are no brokers or finders entitled to compensation in connection with the offer or sale of the Securities to the Purchaser. The parties hereto expressly acknowledge the Company is paying certain fees to ________________for certain financial advisory services being provided by __________________ in connection with the transactions contemplated hereunder. The parties hereto expressly agree and acknowledge ________________'s role is not that of a broker or finder.

         17. RULE 144.

                  (a) The Company covenants that, if at any time before the end of the Effectiveness Period the Company is not subject to the reporting requirements of the Exchange Act, it will cooperate with the Purchaser and take such further reasonable action as the Purchaser may request in writing (including, without limitation, making such reasonable representations as the Purchaser may request), all to the extent reasonably required from time to time to enable the Purchaser to sell Securities or Common Shares without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 and Rule 144A under the Securities Act and customarily taken in connection with sales pursuant to such exemptions. Upon the reasonable written request of the Purchaser, the Company shall deliver to the Purchaser a written statement as to whether it has complied with such reporting requirements, unless such a statement has been included in the Company's most recent report filed pursuant to Section 13 or Section 15(d) of the Exchange Act; provided that the Company may reasonably decline to deliver such written statement if Purchaser has made more than six (6) such written requests in any year and such written requests have resulted in a significant disruption of the Company's business.

                  (b) The Company shall file the reports required to be filed by it under the Exchange Act and shall comply with all other requirements set forth in the instructions to Form S-3 in order to allow the Company to be eligible to file registration statements on Form S-3.

         18. NOTICES. All notices and other communications provided for or permitted hereunder shall be made in writing by hand delivery, by telecopier, by courier guaranteeing overnight delivery or by first-class mail and shall be deemed given (i) when made, if made by hand delivery, (ii) upon confirmation, if made by telecopier, (iii) one (1) business day after being deposited with such courier, if made by overnight courier or (iv) on the third day after deposit in the mail, if made by first-class mail, to the parties as follows:

                  (a)      if to the Purchaser, to:

                           Coconut Palm Capital Investors II, Ltd.
                           555 South Federal Highway
                           Second Floor
                           Boca Raton, Florida 33432

                           With a copy to:

                           Hunton & Williams
                           1111 Brickell Avenue, Suite 2500
                           Miami, Florida 33131
                           Attn: Carlos Loumiet

                 (b)      if to the Company, to:

                           Sunair Electronics, Inc.
                           3005 S.W. 3rd Avenue
                           Ft. Lauderdale, FL  33315
                           Attn:  James E. Laurent, President

                           With a copy to:

                           Akerman Senterfitt
                           One Southeast Third Avenue, 28th Floor
                           Miami, Florida 33131
                           Attn:  David Ristaino, Esq.



or to such other address as such person or entity may have furnished to the other persons or entities identified in this Section 18 in writing in accordance herewith.

         19. SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, and the parties hereto shall use their best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction, it being intended that all of the rights and privileges of the parties shall be enforceable to the fullest extent permitted by law.

         20. MODIFICATION; AMENDMENT. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented unless pursuant to an instrument in writing signed by the Company and the Purchaser.

         21. ENTIRE AGREEMENT. This Agreement is intended by the parties as a final expression of their agreement and is intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto with respect to the subject matter contained herein. Except as provided in this Agreement, there are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein, with respect to such matters. This Agreement supersedes all prior agreements and undertakings among the parties with respect to such matters. No party hereto shall have any rights, duties or obligations other than those specifically set forth in this Agreement.

         22. COUNTERPARTS. This Agreement may be signed in any number of original or facsimile counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

         23. APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida.

         24. HEADINGS. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed a part of this Agreement.



                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                        COCONUT PALM CAPITAL INVESTORS II, LTD.



                                        By: /s/ RICHARD C. ROCHON
                                         ------------------------------------
                                        Name: Richard C. Rochon
                                        Title: President





                                        SUNAIR ELECTRONICS, INC.



                                        By: /s/ JAMES E. LAURENT
                                         ------------------------------------
                                        Name: James E. Laurent
                                        Title: President

          LIST OF EXHIBITS AND INDEX OF SCHEDULES TO PURCHASE AGREEMENT

Exhibit A               Form of  First Tranche Warrant
Exhibit B               Form of  Second Tranche Warrant
Exhibit C               Purchaser's Opinion of Counsel
Exhibit D               Articles of Amendment to the Company's Articles of Incorporation
Exhibit E               Voting Agreement
Exhibit F               Company's Opinion of Counsel
Exhibit G               Management Services Agreement

Schedule 6(a)           Company SEC Documents
Schedule 6(b)           Other Material Liabilities or Obligations of Company
Schedule 6(d)           Company Subsidiaries
Schedule 6(f)           Company Convertible Securities, Registration Rights and Other Agreements
Schedule 6(h)           Company Conflicts
Schedule 6(i)           Company Material Adverse Changes
Schedule 6(j)           Company Litigation
Schedule 6(k)           Company Permits
Schedule 6(n)           Company Securities Offerings
Schedule 6(u)           Company Tax Matters
Schedule 6(z)           Company Real Property
Schedule 6(bb)          Company  Corrupt Acts
Schedule 6(cc)          Company Liquidity
Schedule 6(dd)          Company Loans
Schedule 6(ee)          Company Liabilities and Obligations Upon Closing
Schedule 7(o)           Purchaser Conflicts
Schedule 8(o)           Company Affiliate Agreements
Schedule 8(p)           Company Solicitations
